SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:      Highland Event Driven Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

           Two Galleria Tower
           13455 Noel Road, Suite 800
           Dallas, Texas 75240

Telephone Number (including area code):

           (877) 665-1287

Name and address of agent for service of process:

           R. Joseph Dougherty
           Two Galleria Tower
           13455 Noel Road, Suite 800
           Dallas, Texas 75240

With copies of Notices and Communications to:

           Jennifer R. Gonzalez, Esq.
           Kirkpatrick & Lockhart Preston Gates Ellis LLP
           1601 K Street, NW
           Washington, DC 20006
           (202) 778-9286

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           YES     [X]                  NO       [ ]

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Dallas and the state of Texas as of July 20, 2007.

                                           Highland Event Driven Fund



                                           By:  /s/ R. Joseph Dougherty
                                                -----------------------
                                                R. Joseph Dougherty
                                                Sole Trustee

Attest: /s/ M. Jason Blackburn
        -----------------------------
        Jason Blackburn
        Secretary


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